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                        [FENWICK & WEST LLP letterhead]


                                  May 31, 1996


Radius Inc.
215 Moffett Park Drive
Sunnyvale, CA  94089

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about May 31, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 850,000 shares of your Common Stock, no par value (the "Stock"), all of which may be sold by you pursuant to options granted or to be granted by you to your (or your parents', affiliates' or subsidiaries') employees, officers, consultants and independent contractors pursuant to your 1995 Stock Option Plan (the "Plan").

         As your counsel, we have examined the proceedings taken by you in connection with the adoption of the 1995 Stock Option Plan.

         It is our opinion that the Stock that may be issued and sold by you pursuant to the Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                                   Very truly yours,



                                                   FENWICK & WEST LLP